120298


                           ZiLOG and World CallNet Inc.
                       Development and Marketing Agreement

THIS Agreement is made effective this 2nd Day of December, 1998 (hereinafter "Effective Date", by and between ZiLOG. Inc., a Delaware Corporation having a place of bustness at 910 East Hamilton Avenue, Campbell, CA 95008, ("ZiLOG") and General American Royalty Inc, a corporation having a place of business at One-energy Square, Suite 717, 4925 Greenville Avenue, Dallas Texas 75206

                                    Recitals


a) General American Royalty, Inc. has accquired WorldWide Communications Holdings Ltd., a privately held UK business (WWCH) as a means to establish WWCH as a US business. WWCH and General American Royalty, Inc. are to be renamed "World CallNet Inc." at a future date. This Agreement is made between ZiLOG and General American Royalty Inc. at this time. Once WWCH and General American Royalty Inc. changes its name, the parties intend to permit the assignment of this Agreement to World CallNet Inc. ("WCI"). Approval of such assignment will not unnecessarily be withheld.


b) WCI (a subsidiary of WWCH] is a telecommuications, electronics design, and licensing company, and innovator of internet server based applicatians for consumer use with home entertainment electronic equipment using TV displays and both telephone, cable and broadcast audio-video delivery.

c)  ZiLOG  inc.  ("ZiLOG")   is  a  semiconductor  manufacturer  experienced  in
    manufacturing low cost contollers and consumer integrated circuits used in TV on screen dsplays ("OSD"), keyboard, mouse and wireless pointing device awlicaffons.

d) WCI would benefit from having integrated circuit controllers and complete solutions available to customers through each, party's distribution, sales, advertising, press rehases and marketing litora(uro.

e) ZiLOG would benefit from having WCI applicabion software, hardware, hardware configuration, thin client and remore server technology being available to ZiLOG product end users and equipment manufacturing customers.

f) Each party would benefit from a cooperaSive merchandising and sales program endorsing the other parties products.

                                                                          120298

NOW THEREFORE, in consideration of the premises and of the mutual covenants hereafter set forth, the parties agree as follows:

1.0. Definitions

1.1. "Product" shall mean the ZiLOG integrated circuits used to implement MailTV and other applications.

1.2. "WCI Products" shall mean application software, services and related hardware needed to uperate or use such software and/or seNices.

1.3. "MAILTV" shall mean the email service application as demonstrated by WCI from an internet server accessed in the home on a television using an on-screen display controller and modem circuit

1.4. "MailTV Application Development Board" shall mean the hardware as described and specifed in Exhibit A using ZiLOG on-screen display and modem drcuits and any future revisions and updates.

1.5. "MailTV Production Module Specifications" shall mean the hardware description and drawings and ZiLOG on- screen display and modem circuit Products that will be developed by and for customers after evaluation of the MailTV Application Development Board during the course of this agreement and attached as Exhibit B.

1.6. "Joint Applications" shall mean subsequent applications jointly developed by use of WCI software and services and ZiLOG integrated circuits.

1.7. "WCI" Industrial Property Rights" or WCI Technology" shall mean all inventions, know how, hardware, software, firmware, assembly technigques, whether or not patentable, embodied in or utilized in connection with MailTV, including any patents, trademarks, trade names, copyrights, trade secrets, maskworks, or other intangible property rights.

1.8. "ZiLOG Industrial Property Rights" or "ZiLOG Technology" shall mean ZiLOG integrated circuit Products and all inventions, know how, hardware, software, firmwere assembly techniques, whether or not palentable, embodied in or utilized in connection with such Products, induding any patents, trademarks, trade names, copyrights, trade secrets, maskworks, or other intangible property rights.

1.9. "Confidontial Information" shan mean information related to "WCI Techndogy" or ZiLOG Products and knowhow owned or controlled by either party which is disclosed, directly or indirectly, to the other party pursuant to the provisions of this Agreement, except:

                                                                          120298

o    Information which, at the time of disclosure, is in the public domain;

o Information which after the time of disclosure is published or otherwise becomes part of 1he public domain through no fault of the receiving party, but only to the extent it is published or otherwise becomes part of the public domain;

o Information that the receiving party can show was in its possession at the time of disclosure and was not acquired, directly or indirectly, from, any party under an obligation of confidence;

o Information which was received without resitriction on use or disclosure by the receiving party after the time of disclosure hereunder from a third parry who did not acquire it, directly or indirectly, from ZiLOG w WCI under an oblicalion of confidence; or

o Information independently developoed by the employees of ZiLOG, WCI, or an independent consultant for ZiLOG or WCI who has not been exposed to or had access to the Confidential Information.

2.0. Apptications Cooperation

     ZiLOG and WCl shall cooperate to develop customers who will use co-branded WCI Tecnology and Products. The first applications shall be:

2.1. MailTV, an e-mail service using TV on screen display of e-mail obtained from remote internet servers via dial-up phone connection by the user and controlled by the user on a TV remote controller of keyboard.

2.2. Tele-mail, an e-mail service using a keyboard with remote tone dialing access to teletext based e-mail.

2.3. Other services to be announced, that will be mutually agreed in writing by and between W0l and ZiLOG. The parties will cooperate to evaluate Joint Applications and Products that will prove mutually beneficial. Neither party shall be obligated to develop any application that is not deemed to be in its best economic interest.

3.0. Development Agreement

     If the parties decide to develop Joint Application(s), they shall cooperate in the development of Products, hardware, firmware and software necessary to complete the Joint Applications.

                                                                          120298

3.1. ZiLOG and WCI shall first build 50 Development application boards for Other Equipment Manufacture ("OEM") customer use with televisions and set-top boxes to implement MailTV prototypes as described in Exhibit A. The tasks to be performed by each party are set forth on Exhibit A. WCI shall first assist ZiLOG in building 10 demonstration Mail TV platforms using existing ZiLOG OSO controller circuits Z903XX and modem controllers Z0220X in time for January 6 CES in Las Vegas. A subsequent 40 boards shall be built for customer demonstrations by ZiLOG. The development tasks to be performed by each party are set forth on Exhibit A.

3.2. WCI will also develop a production quality MailTV application module reference design and a production quality set-top box module reference design suitable for WCI and ZiLOG's initial customer reqirements and to mutually agreed specifications to be defined with ZiLOG's customers. WCI will discuss the prototype design modifications with, ZiLOG cusbomers who wi11 be introduced to WCI by ZiLOC during the initial three months of the Agreement. ZiLOG will subequently be able to manufacture or have manufactured and market modified versions of these module designs to satisfy future market requirements.

3.3. ZiLOG shall pay WCI thirty-five dollars ($35,000) per month for three (3) months for timely and acceptable development of the MailTV application according to the deliverables, schedules and milestones contained in Exhibits C and D attached to this agreement.

3.4. The parties shall define new Joint Applications and agree in writing to development foes, deliverables, schedules and milestones therefore. These shall be documented in New Exhibits to this Agreement or in new agreements as the parties may deem appropriate.

3.5. ZiLOG at its sole option shall invest in new integrated circuits and provide customized controllers for WCI apptiications as the customer demand is developed and reasonable payload can be defned.

4.0. WCI Services and Marketing

4.1. WCI shall provide MailTV service through third party agreemnents with worldwide telephone service providers and internet Service Provider ("ISP") server and modem rack suppliers such that MailTV services can be reliably provided to large numbers of customers, as a minimum in agreed major European countries.

4.2. Existing third party agreements as described in 4.1 shall be provided confidentially to ZiLOG prior to the execution of this final agreement and future such agreements shall be so provided to ZiLOG on an ongoing basis thereafter.

                                                                          120298

4.3 The MailTV service shall first be established in the U. K. ZiLOG and WCI shall merchandize and develop regions beyond the initial UK and German markets, soon thereafter.

4.4. If WCI has not eatablished, does not wish or is no longer able to support MailTV services in territories where ZiLOG wishes to market MailTV solutions. WCI agrees to allow ZiLOG to sublicense WCI server based e-mail technology to thitd party ISP's to establish such services. Sublicense agreements shall be negotiated by ZiLOG and approved through WCI to allow implementation of or continuation of such services

4.5. ZiLOG will be exclusively marketed and co-branded by WCI as the chip supplier of choice for all application appliances and rernote controllers as long as ZiLOG provides suitable components for WCI applications.

4.6. ZiLOG shall introduce WOl to its TV and set-top box customers and jointly present the WCI applications through direct sales visits and merchandizing programs to be defined.

4.7. ZiLOG and WCI shall establish MailTV as a brand name during merchandising of both the Mainv application services and ZiLOG MailTV integrated circuits used in the appliances and remote controllers.

5.0. Remuneration from developed Services

5.1. WCI shall pay ZiLOG a twenty five (25) percent share of all WCI MailIV call revenue each year to repay investment by ZiLOG in chips, hardware, marketing and application support. ZiLOG will then incentivize customer OEMs building the, appication hardware and agrees to aharing this call revenue. MailTV OEMs shall typically receive from ZiLOG a low percentage no less than 5 percent of the call revenue even when not using ZiLOG's chipset or a higher percent if they do. This is to ensure promotion of MailTV business with OEM customers should ZiLOG circuits be suitable or not.

5.2. Payments shall be made within thirty (30) days of the end of each calendar quarter with a report indicating total call revenue, WCI call revenue income and percent, and ZiLOG 25 percont amount by brand service call account number.

5.3. Similar renuneration payments from WCI to ZiLOG and ZiLOG to OEMs Shall be nogotiated on new apptications and services as they are implemented.

                                                                          120298

4. Remuneration to ZiLOG after termination of this agreement shall continue where ZiLOG products and technology are or were contributing to the original success of WCI services.

6.0. Rights

6.1. ZiLOG shall retain ownership of all its own Industrial Property Rights whether incorporated in the Product or not. WCI shall retain ownership of all its own Industrial Property Rights whether incorporated in the MailTV application development boards or production modules or not. WCI agrees that the ZiLOG Industrial Property Rights to the Product are and shall remain the sole propertyof ZiLOG. ZiLOG agrees that the WCI industrial Property Rights are and shall remain the sole property of WCI.

6.2. ZiLOG is licensed under WCI Industriai Proporty Rights to markot products relying on WCI Technology.

6.3. ZiLOG is licensed to use but not sell WCI application source code for customer support and further development of prouction, reference design or prototype hardware.

7.0. Warranties

7.1. ZiLOG MAKES NO WARRANTY, EITHER EXPRESS, IMPLIED OR STATUTORY, IN RESPECT OF THE PRODUCT OR THE PERFORMANCE THEREOF, INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE OR INTENDED USE.

7.2. WCI warrents that it is not aware of any actual or claimed infringement of a third party's intellectual property rights by the design of the MailTV software or use of WCI Technology.

8.0. General Terms

8.1. ZiLOG and WCI shall explore the opportunity for ZiLOG to furthur assist WCI through investment in WCI preferred stock. This shall be discussed at ZiLOG's option during the initial three month's of this Agreement.

2 ZiLOG and WCI shall jointly develop new business opportunities through a co-branded marketing and merchandizing program to be defined within the acceptable limits for each, company and that will be mutually negotiated. Joint participation with demonstrations and press releases either before, during or after CES (Consumer Electronics Show in Las Vegas) in January 1999 is anticipated.

                                                                          120298

8.3. Either party without the prior written censent of the other party may make no announcements or disclosures of any kind regarding this Agreement or the subject matter thereof.

8.4. All notices with respect to this Agreement shall be sent to the respective parties at the following addresses:

     To ZiLOG:                           To WCI:
     Mr. Richard Pickard, Esq.           Mr. Keith Goodyer
     General Counsel                     VP Engineering
     ZILOG, Inc.                         WCI
     910 East Hamilton Avenue            Brecon House
     Campbell CA 95008                   Meridian Gate
                                         207 Marsh Wall
                                         London E14 9YT

8.5 The term of this agreement is initially set for a three year period and will be automatically renewable in annual increments unless requested otherwise by both parties.

8.6. This Agreement shall be governed by the laws of the State of California and any dispute between the parties arising out of or relating to the Agreement will be determined by binding arbitration in San Jose, Aalifornia and judgment upon any arbitrtion awrd may be entered in any court of competent jurisdiction. A single arbitrator shall hold the arbitration. If the parties within 20 days agree upon the arbitrator, then they shall follow CCP#1281.6 to appoint arbitrator. The parties shall agree upon rules to govern the arbitration process. If the parties cannot agree upon rules within 20 days after argitration has been demanded by either party, then the substantive and procedural rules then used by the American Arbitration Assiciation ("AAA") shall be adopted for the purposes of this arbitration. The application of these rules shall not cause AAA in any way to become involved in the arbitration. The party prevailing in the arbitration shall be entitled to a reasonable sum for attorney's fees and costs in addition to other relief that may be granted. The arbitrator shall determine the amount of attorney's fees and costs that shall be awarded. All agreements or controversies arising out of or in any matter related to this Agreement shall be brought within one (1) year after said claim, controversy or disagreement arises or be forever barred.

8.7. This Agreement may be terminated forthwith by either party upon written notice to the other in the event that an uncured breach of the agreement after notification of breach, by more than 90 days occurs or the other is adjudicated bankrupt or insolvent by any court of competent jurisdiction or trustee in any proceeding in a court of competent jurisdiclion.

                                                                          120298

8.8 The remdles provided herein are the parties' sole and exclusive remedies for any action arising out of or in connection with this Agreement. Neither party will be liable for any direct, indirect, special, incidental or Consequential damages, whether based in contract, tort, or any other legal theory. In addition, neither party will be iiabie far lost profits or injury to goodwill for any delay or nonperformance, even if they shell have been advised of the possbility of it.

8.9. This Agreement includes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior communications, representations, promises or statements either written or oral, including, but net limited to, quotations, purchase orders, acknowledgements and agreements, whether written, or oral relating thereto, and may not be modifed or ammended except by a writing signed by the parties hereto.

8.10.This  Agreementmay  be  terminated  fortwith by either  party upon  written notice tothe other in the event that the other is adjudicated bankrupt or insolvent by any court of Competent jurisdiction or trustee In any proceeding in any ccour of competent jurisdiction. After expiration or termination of this Agreement, the following sections induding all subsections contained therein sha11 survive: 1, 3.5, 4.2, 4.4, 5.4, 6, 7, 8.1, 8.3. 8.4, 8.6, 8.7, 8.8, 8.9, Exibits A and B.

IN WITNESS THEREOF, each of the parties has signed this Agreement as of the date first set forth above:


          ZiLOG, Inc.                        World CallNet Inc.



     By  /s/ Ayden Koc                  By /s/ Paul Goodman-Simpson
         -----------------------           ------------------------

             Ayden Koc                         Paul Goodman-Simpson
         -----------------------           ------------------------
             Printed Name                      Printed Name

          Sr. VP & GM, Home                    President & CEO
         ----------------------            ------------------------
             Title                                 Title
            Entertainment

                                                                          120298
                                    Exhibit A
                      MailTV Application Development Board
                               And Specifications


A single board comprising of three separable distinct sections

          a) MailTV application board with population options for Z903XX EEPROM based on-screen display cantroller and the Z02205 modem controller snd extemal SRAM.
          b) Data Access Arrangement (DAA) suitable for CBT21 FCC Part 68 European Type Approval including the ZiLOG 702201 modem datapump.
          c) Utility board that includes a PAL/NTSC encoder and IR receiver with a power supply unit.

Each circuit can be used in isolation or in combinatian with the other circuits in order to provide:

          a)   Demonstration of MailTV within a TV set.
          b)   Demonstration of MailTV on a TV from, an extemal set-top tox.

          c) A physical platform to allow for initial and ongoing software development and user interface custamization by clients.

Actions to complete prototypes:                                        Due Date

 1.     ZiLOG to provide WCI with 100 units of each integrated        12/15/98
        circuit used In the Application Development Board.

 2.     ZILOG to provide 60 remote controllers as used with           12/15/98
        ZiLOG's set-top boxes.

 3.     WCI to complete 1O Applicatin Development Boards for          12/23/98
        ZiLOG use al CES in January 1999.

 4.     WCI to complete 40 Applicatien Development Boards for         1/30/99
        ZiLOG and ZiLOG custom~ use

 5.     WCI to provide ZiLOG with Application Development Board       12/15/98
        specifications that shall be periodically updated as required.

                                                                          120298

                                    Exhibit B
                     MailTV Production module specifications

ZiLOG and WCI will discuss the design parameters for customer prototypes and production modules. Specifications for production versions of both a MailTV application module and and set-top reference application board module will be finalized based on input from ZiLOG and its customers and shall be attached to this agreement as Exhibit B before completion of the anticipated three month development program. These designs shall represent the acceptable and reliable implementntion of WCI technology and ZiLOG integrated circuits for MailTV application. These designs shall be updated from time to time by WCI and ZiLOG as necessary to implement MailTV or ZiLOG circuit updates or bug fixes necessary in the original MailTV application.

 Actions to produce production modules:                                Due Date

 1.     ZiLOG to Introduce customers to WCI                              TBS

 2.     WCI to work with customers to complete production versions       TBS
        of the Application Development board designs.

 3.     Final documentation from first customer product changes to       TBS
        be delivered to ZiLOG.

                                                                          120298
                                    Exhibit C
                         Ssatement of Work and Schedule

                        Milestone                                Completion Date

   1.   WCI is to provide  1O  Application  Development  boards       12/23/98
        with Z02205 Modem  Controllers  in sockets as an option
        with  suitable  software  for  CES   demonstrations  on
        January 8, 9 and 10


   2.   WCI is to provide  40  Application  Development  Boards       1/30/99
        with software that does not use the Z02205 modem controller but does use the Z02201 datapump chip.

   3.   WCI is to provide 10 application  production  reference       2/15/99
        modules and software for use by ZiLOG inside TV's.

   4.   WCI is to provide 10 set-top box reference  modules for       2/15/99
        use by ZiLOG.

   5.   ZiLOG is to assist with CBT21/CE Type approvals               TBS

   6.   ZiLog is to assist with FCC 15/68 Type approvals              TBS

   7.   ZiLOG is to prepare Datasheets for Modules and set-top        TBS
        box reference designs.

   8.   ZiLOG is to prepare marketing  materials to be fnalized       TBS
        with WCI Input and approval.

                                                                          120298

                                    Exhibit D
                            Deliverables and Payments

Upon signature of this agreement and on or before December 2 1998 ZiLOG shall pay WCI the first of three monthly NRE payments of 35,00Q US dollars in return for completion of milestones as contained in Exhibits A, B, and C.

It is anticipated that customer funding will be acquired beyond the initial development plan intended to produce capable demonstration units of ZiLOG integrated arcuits running the WCI MailTV application code and will contribute towards the completion of production reference module designs.

ZiLOG shall contribute reasonable resources to assist in the assembly of the Application Development Both demonstration units and production reference modules. Assistance shall indude use of ZiLOG emulators, One Time Programmable ("OTP") devices, worstations and personnel as will be defined to reasonably develop the units as defined in Exhibits A and B.